EXHIBIT 3.1(C)

                          ARTICLES OF AMENDMENT (THIRD)
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                              OR U.S. ENERGY CORP.

     Pursuant to the provisions of the Wyoming Business Corporation Act, U.S. Energy Corp. adopts the following Articles of Amendment to the Restated Articles of Incorporation of such corporation:

     FIRST: The name of the corporation is U.S. Energy Corp.

     SECOND: The following amendment to the Restated Articles of Incorporation to increase the total number of shares of common stock from 20,000,000 shares to an unlimited amount, was adopted by the shareholders of the corporation on December 7, 2001, in the manner prescribed by the Wyoming Business Corporation
Act:

     THIRD: The first full paragraph of Article IV of the Restated Articles of Incorporation as amended, is further amended to read as follows:

                                   ARTICLE IV

                                  Capital Stock

               "The total number of shares of each class of capital stock which the corporation shall have the authority to issue shall be divided into two classes as follows:

               100,000 shares of preferred stock with a par value of $.01 per share, and

               An unlimited number of shares of common stock with a par value of $.01 per share."

     FOURTH: (A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment was 9,625,771 common shares outstanding; and the number of votes of each voting group indisputably represented at the meeting was 9,268,269.

          (B) Either the total number of votes cast for and against the Amendment by each voting group entitled to vote separately on the Amendment OR the total number of undisputed votes cast for the Amendment by each voting group was 7,996,263 votes for, and 1,145,736 votes against. The number of votes cast for the Amendment by each voting group was sufficient for approval by that voting group.


     Date:   December 13, 2001              Signed:    /s/    Max T. Evans
                                                     ---------------------------
                                                     Max T. Evans, Secretary

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